                                      Filed Pursuant To Rule 424(b)(3) Under The
                                      Securities Act Of 1933, As Amended

                                      Registration Statement Number 33-58789


                        NOVAMETRIX MEDICAL SYSTEMS INC.

                       SUPPLEMENT DATED OCTOBER 10, 1995

                                       TO

                          PROSPECTUS DATED MAY 2, 1995


         Mesi, Inc. ("Mesi"), which is specified as the holder and Selling Securityholder of 50,000 shares of the Common Stock covered by the Prospectus dated May 2, 1995, which shares of Common Stock include 23,179 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by Mesi which warrants will expire on March 8, 2004, has transferred the 50,000 shares of Common Stock to the following individuals that were the shareholders of
Mesi:


                                         Beneficial Ownership Prior to                        Beneficial Ownership After
                                                   Offering                                             Offering
                                         -----------------------------                       ----------------------------
                                                        Percentage of    Number of Shares                  Percentage of
                                          Number of    Shares of Class    of Common Stock    Number of    Shares of Class
         Name          Title of Class       Shares        Outstanding       to be Sold         Shares       Outstanding
         ----          --------------    -----------   ---------------   ----------------    ---------    ---------------
 Blanton C. Wiggin     Common Stock       32,350(1)           *                  32,350          0               *

 Romano J. Micciche    Common Stock       17,650(2)           *                  17,650          0               *

________________

 *   Less than one percent

(1) Includes 14,997 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by Blanton C. Wiggin, which warrants will expire on March 8, 2004.

(2) Includes 8,182 shares of Common Stock issuable upon the exercise of currently exercisable warrants held by Romano J. Micciche, which warrants will expire on March 8, 2004.

          The above individuals have become Selling Securityholders of the numbers of shares of Common Stock specified. All other information about the Selling Securityholders in the Prospectus remains applicable.